Registration No. 333-35460 424 (b)(2)
                                     Pricing Supplement No:320 Cusip:14912LR37
                                     Dated:  April 6, 2001

	Caterpillar Financial Services Corporation
	Medium-Term Notes, Series F
	(Fixed Rate)
	With Maturities of 9 Months or More from Date of Issue
	Interest payable each April 1 and October 1 and at Maturity

Principal Amount:       Interest Rate:                Proceed Amount:
$50,000,000                4.89%                       $49,937,500

Original Issue Date:    Commission Fee:               Maturity Date:
04/11/2001                $62,500                      10/11/2002


Dealer:
Merrill Lynch


Specified Currency:     Option to Elect Payment       Authorized Denominations
x U.S. dollars          in U.S. dollars               (only applicable if
_ Other:___________     (only applicable if           Specified Currency is
                        Specified Currency is         other than U.S.
                        other than U.S. dollars):      N/A
                           N/A

The Note is a:                                        Exchange Rate Agent
    X Global Note                                     (if other than First
      Certificated Note                                Trust New York): N/A
      (only applicable if
       Specified Currency
       is other than U.S. dollars)

Original Issue           Total Amount of OID: N/A    Terms of Amortizing
Discount Note:                                       Notes:  N/A
   Yes     x No          Issue Price (expressed
                         as a percentage of
                         aggregate principal
                         amount): 100%


Redemption Date(s) (including                        Redemption Price(s): N/A
any applicable regular or
special record dates): N/A

Repayment Date(s) (including                         Repayment Price(s): N/A
any applicable regular or
special record dates):
N/A

Interest Rate Reset Option:  _ Yes    X No

Optional Reset Dates (only applicable if option to reset interest rate):  N/A

Basis for Interest Rate Reset (only applicable if option to reset interest rate): N/A

Stated Maturity Extension Option:  _ Yes    x No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A



Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A

     The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note offered prior to the effective date of the change. Prior to the date of this Pricing Supplement, $2,619.0 mm principal amount of the Notes had been sold at interest rates then in effect. Additionally, the total principal amount of the Notes offered by Caterpillar Financial Services Corporation pursuant to its Prospectus Supplement dated June 1, 2000 and Prospectus dated May 11, 2000 has been reduced from $4,000.0 mm to $3,500.0 mm. $500 mm principal amount of debt securities registered pursuant to Registration Statement No. 333-35460 are being offered by Caterpillar Financial Services Corporation pursuant to its Prospectus Supplement and Prospectus each dated September 8, 2000.

	_________________________________

	Pricing Supplement to Prospectus Supplement dated June 1, 2000 and Prospectus dated May 11, 2000